Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (filed with the Securities and Exchange Commissiono on October 31, 1997) of Digital Video Systems, Inc. of our report dated April 13, 2001 relating to the financial statements included in this Form 10-KSB of Digital Video Systems, Inc.

/s/ Burr, Pilger & Mayer LLP
Palo Alto, California
April 13, 2001